Exhibit 10.171

Amendment to the Mellon Bank

IRC Section 401(a)(17) Plan and

Mellon Bank Benefit Restoration Plan (together the “Plans”)

To assure documentary compliance with Internal Revenue Code Section 409A and clarify coordination with various other non-qualified programs so as to avoid unintended and impermissible substitutions or accelerations because of offsets by benefits under such programs, the Plans are hereby amended as follows:

1. Other than with respect to “grandfathered benefits” (as previously defined in the December 14, 2007 Designation of Time and Form of Payment), if any, employees who have an employment contract originally with Mellon Bank Corporation or Mellon Financial Corporation (or any related entity) which continues to provide for Supplemental Retirement Benefits which would include the benefits otherwise paid hereunder, will not be entitled to coverage by, or the payment of benefits from, the Plans.

2. In the calculation of the Offset for Certain Benefits Payable under the Senior Executive Life Insurance Plan, the “Participant’s interest in the cash value of the Policies” shall be determined as of the Participant’s termination of employment (and shall not be subject to variation on the basis of any election or action of the Participant or Mellon Bank).

Date:	December 22, 2008	/s/ Lisa B. Peters
Lisa B. Peters
Chief Human Resources Officer